Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Xfone, Inc.

Gentlemen:

We consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated March 31, 2008, with respect to the amendment of the financial statements of Xfone, Inc. and its subsidiaries for the year ended December 31, 2007, in the upcoming filing of its Form 10-KSB/A, for Xfone, Inc.

Date: April 15, 2008	By:	/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP
Denver, Colorado